EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2016 RESULTS

Reported Highlights

•	Record net income of $0.61 per diluted share, increased 13% over the linked quarter, and 42% compared to the second quarter of 2015

•	Portfolio loans grew 7% on an annualized basis, and 13% from the prior year period

•	Sixth consecutive quarterly cash dividend increase to $0.11 per share in the third quarter of 2016 from $0.10 per share in the second quarter of 2016

Core Highlights1

•	Core net income of $0.49 per diluted share, increased 4% from the linked quarter, and increased 29% compared to the prior year period

•	Core net interest income increased 2% in the linked quarter, and 15% from the prior year period

•	Core efficiency ratio of 56.3% for the quarter

St. Louis, July 28, 2016. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $12.4 million for the quarter ended June 30, 2016, an increase of $1.3 million, or 12%, as compared to the linked first quarter. Net income per diluted share was $0.61 for the quarter ended June 30, 2016, an increase of $0.07 compared to $0.54 per diluted share for the linked first quarter. The increase from the linked quarter resulted from an increase in net interest income and higher noninterest income. Second quarter 2016 net income increased 42% compared to $8.7 million for the prior year period, and diluted earnings per share increased 42% from $0.43 reported a year ago. The increase in net income over the prior year was largely due to an increase in net interest income from strong loan growth, and a decrease in provision for loan losses on portfolio loans from improved credit quality.

On a core basis1, the Company reported net income of $9.9 million, or $0.49 per diluted share, for the quarter ended June 30, 2016, compared to $9.4 million, or $0.47 per diluted share, in the linked first quarter. Second quarter 2016 core net income increased 29% from $7.7 million for the prior year period, and diluted core earnings per share grew 29% from $0.38 for the prior year period. The increase for both periods was due to higher levels of net interest income from continued growth in earning asset balances, while the year over year results also benefited from lower provision for loan losses, partially offset by higher expenses to support revenue growth. Core net income for the quarter excludes the impact of Purchased credit impaired ("PCI") loan balances in excess of the contractual interest, executive severance of $0.3 million incurred in the second quarter, and other non-core expenses of $0.3 million.

The Company's Board of Directors approved an additional one cent per common share increase in the Company’s quarterly dividend to $0.11 per common share from $0.10 for the third quarter of 2016, payable on September 30, 2016 to shareholders of record as of September 15, 2016.

Peter Benoist, President and CEO, commented, “We’re pleased to report another strong quarter at Enterprise. Second quarter reported earnings set a new record for the company, representing a 1.33% return on average assets and 14.91% return on average tangible common equity. Core earnings continued to grow robustly, rising 29% over the prior year period.”

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

“Portfolio loans grew 13% over the past twelve months and 7% annualized during the quarter," said Benoist. “Our guidance for loan growth remains at 10% or higher for the year. Credit quality remained favorable, with both nonperforming loan and nonperforming asset ratios below 50 basis points.”
“From a broader perspective, the earnings results for this quarter, like the quarters that preceded it, illustrate the transformation in Enterprise’s core earnings power," noted Benoist. "In each of the past four quarters, core return on assets has exceeded one percent. Over the past eight quarters we’ve grown core net interest income 25% while holding noninterest expense increases to a modest 5%. This powerful operating leverage has driven our core earnings 58% higher, positioning Enterprise very well at mid-year with a strong balance sheet, growing earnings power, and a highly energized team.”
Net Interest Income

Net interest income in the second quarter increased $1.4 million from the linked first quarter, and $4.5 million from the prior year period due to strong growth in portfolio loan balances and increases in net interest margin discussed below. Net interest margin, on a fully tax equivalent basis, was 3.93% for the second quarter, compared to 3.87% in the linked first quarter, and 3.85% in the second quarter of 2015.

The yield on Portfolio loans improved to 4.20% in the second quarter, an increase of one basis point from the linked first quarter, and three basis points higher than the prior year period. In the second quarter of 2016, the yield on PCI loans was 30.07%, as compared to 22.67% in the linked quarter, and 18.33% in the prior year period.

The cost of interest-bearing liabilities increased two basis points to 0.50% in the second quarter of 2016 from 0.48% in the linked first quarter, but it was four basis points lower than 0.54% in the second quarter of 2015. The increase from the linked quarter was due to a shift in the composition of deposits. The decrease from the prior year period was primarily from lower rates on time deposit balances and a more favorable funding mix.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Core net interest margin[1]	3.52%	3.54%	3.50%	3.41%	3.46%
Core net interest income[1]	30,212	29,594	28,667	27,087	26,277

Core net interest income1 increased 15% compared to the prior year period due to strong portfolio loan growth and improvement in net interest margin. Core net interest income increased by $0.6 million to $30.2 million in the linked quarter, and Core net interest margin1 decreased two basis points to 3.52% primarily due to runoff of PCI loan balances. Core net interest margin expanded six basis points from the prior year quarter, primarily due to loan growth improving the earning asset mix, lower funding costs, and the aforementioned increase in the yield on portfolio loans. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain core net interest margin over the coming quarters; however, pressure on funding costs and continued reductions in PCI loan balances could negate the expected trends in core net interest margin.

Portfolio loans

Portfolio loans increased to $2.9 billion at June 30, 2016, increasing $51 million, or 7% on an annualized basis, when compared to the linked quarter. On a year over year basis, portfolio loans increased $341 million, or 13%. The Company continues to expect loan growth at or above 10% for 2016.

During the quarter ended June 30, 2016, the Company grew loans in Commercial real estate, Residential real estate, and Consumer and other. However, Commercial and industrial ("C&I") loans decreased $5 million during the second

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

quarter of 2016 compared to the linked first quarter and represented 53% of the Company's loan portfolio at June 30, 2016. Nonetheless, C&I loans remain the Company's primary focus resulting in growth of $211 million, or 16%, since June 30, 2015.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. The Company's specialized lending products, particularly enterprise value lending and life insurance premium finance, have contributed to the growth in the C&I category. C&I loan growth also supports management's efforts to maintain the Company's asset sensitive interest rate risk position. At June 30, 2016, 64% of portfolio loans had variable interest rates, as compared to 62% for the linked quarter and prior year period.

The following table presents Portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
(in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Enterprise value lending	$353,915	$359,862	$350,266	$283,205	$271,807
C&I - general	737,904	759,330	732,186	689,274	685,793
Life insurance premium financing	295,643	272,450	265,184	247,736	239,182
Tax credits	152,995	153,338	136,691	145,207	132,521
CRE, Construction, and land development	971,130	948,859	932,084	902,100	909,747
Residential	211,155	202,255	196,498	188,985	185,587
Other	161,167	136,522	137,828	145,649	117,918
Portfolio loans	$2,883,909	$2,832,616	$2,750,737	$2,602,156	$2,542,555

PCI loans

PCI loans totaled $56.5 million at June 30, 2016, a decrease of $6.9 million, or 44% on an annualized basis, from the linked first quarter, and $31.1 million, or 36%, from the prior year period, primarily as a result of principal paydowns and accelerated loan payoffs.

PCI loans contributed $2.8 million of net earnings in the second quarter of 2016, compared to $1.6 million in the linked first quarter, and $1.0 million in the prior year period. At June 30, 2016, the remaining accretable yield on the portfolio was estimated to be $18 million and the non-accretable difference was approximately $23 million. Accelerated cash flows and other incremental accretion from PCI loans was $3.6 million for the quarter ended June 30, 2016, $2.8 million for the linked quarter, and $3.0 million for the prior year quarter. The Company estimates 2016 income from accelerated cash flows and other incremental accretion to be between $9 million and $11 million.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset quality for Portfolio loans and Other real estate

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
(in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Nonperforming loans	$12,813	$9,513	$9,100	$9,123	$17,498
Other real estate from originated loans	2,741	2,813	3,218	1,575	1,933
Other real estate from PCI loans	2,160	7,067	5,148	—	—
Nonperforming assets	$17,714	$19,393	$17,466	$10,698	$19,431
Nonperforming loans to portfolio loans	0.44%	0.34%	0.33%	0.35%	0.69%
Nonperforming assets to total assets	0.47%	0.52%	0.48%	0.30%	0.58%
Net charge-offs (recoveries)	$(409)	$(99)	$(647)	$113	$672

Nonperforming loans increased 35% to $12.8 million at June 30, 2016, from $9.5 million at March 31, 2016, and decreased 27% from $17.5 million at June 30, 2015. During the quarter ended June 30, 2016, there were $6.9 million of additions to nonperforming loans, $2.7 million of other principal reductions, and $0.9 million assets transferred to performing. The additions to nonperforming loans consisted of three unrelated accounts. Despite the increase, Nonperforming loans were 0.44% of portfolio loans, and Nonperforming assets were 0.47% of total assets at June 30, 2016.

The Company's allowance for loan losses was 1.23% of loans at June 30, 2016, representing 277% of nonperforming loans, as compared to 1.21% at March 31, 2016, representing 361% of nonperforming loans, and 1.25% at June 30, 2015, representing 182% of nonperforming loans.

Deposits

Total deposits at June 30, 2016 were $3.0 billion, an increase of $96.5 million, or 13% on an annualized basis, from March 31, 2016, and $336.7 million, or 13%, from June 30, 2015. Core deposits, defined as total deposits excluding time deposits, were $2.5 billion at June 30, 2016, an increase of $35 million, or 6% on an annualized basis, from the linked quarter, and $326 million, or 15%, when compared to the prior year period. The overall positive trends in deposits reflect enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits increased $33.5 million compared to March 31, 2016, and increased $94.9 million compared to the quarter ended June 30, 2015. The composition of Noninterest-bearing deposits remained stable at 25% of total deposits at June 30, 2016, compared to March 31, 2016 and June 30, 2015. The total cost of deposits increased two basis points to 0.36% compared to 0.34% at March 31, 2016, and declined three basis points since June 30, 2015.

Noninterest income

Deposit service charges for the second quarter of 2016 of $2.2 million grew 7% when compared to the linked quarter, and grew 10% when compared to the prior year quarter, due primarily to growth in customer relationships. Wealth management revenues were consistent at $1.6 million when compared to the linked first quarter, and decreased $0.1 million, when compared to the prior year period.

Trust assets under management were $897 million at June 30, 2016, an increase of $19.1 million, or 2%, when compared to March 31, 2016, and an increase of $7.7 million, or 1%, when compared to the prior year period. The increase from the linked quarter was largely due to growth in new clients.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Gains from state tax credit brokerage activities were $0.2 million for the second quarter of 2016, compared to $0.5 million for the linked first quarter, and $0.1 million in the second quarter of 2015. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Other noninterest income increased 42% to $2.4 million compared to the linked quarter, and decreased 18% from the prior year period. The increase from the linked quarter was primarily due to allocation fees from tax credit projects. The decrease from the prior year period was due to fees earned from certain recoveries, higher allocation fees from tax credit projects, and swap fee income received during the second quarter of 2015.

Noninterest expenses

Noninterest expenses were $21.4 million for the quarter ended June 30, 2016, compared to $20.8 million for the quarter ended March 31, 2016, and $19.5 million for the quarter ended June 30, 2015. The increase over the linked quarter was due to $0.3 million from executive severance, and $0.3 million other expense. Core noninterest expenses1, which exclude the two aforementioned non-core items and expenses directly related to PCI assets, were $20.4 million for the quarter ended June 30, 2016, compared to $20.4 million for the linked quarter, and $19.0 million for the prior year period. The increase from the prior year period was largely due to an increase in Employee compensation and benefits from the addition of client service personnel to facilitate growth.

The Company's Core efficiency ratio1 was 56.3% for the quarter ended June 30, 2016, compared to 57.4% for the linked quarter, and 57.6% for the prior year period, and reflects overall expense management, in light of enhanced revenue growth trends.

The Company anticipates total noninterest expenses to be between $19.5 million and $21.5 million per quarter for 2016.

Other Business Results

During the quarter ended June 30, 2016, the Company repurchased 18,918 common shares at $26.46 per share under its publicly announced plan. The plan allows for repurchase of up to two million common shares, representing approximately 10% of the Company's currently outstanding shares.

The total risk based capital ratio1 was 12.16% at June 30, 2016, compared to 12.02% at March 31, 2016, and 12.68% at June 30, 2015. The Company's Common equity tier 1 capital ratio1 was 9.38% at June 30, 2016, compared to 9.20% at March 31, 2016, and 9.66% at June 30, 2015. The tangible common equity ratio1 was 9.08% at June 30, 2016, versus 8.87% at March 31, 2016, and 8.94% at June 30, 2015.

The increase in the tangible common equity ratio is due to continued earnings growth, despite asset growth of over $50 million. Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 35.3% for the quarter ended June 30, 2016 compared to 34.8% for the quarter ended March 31, 2016, and 35.3% for the quarter ended June 30, 2015.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income and net interest margin, and other Core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans, but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss on sale of other real estate from PCI loans, and expenses directly related to PCI loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, July 28, 2016. During the call, management will review the second quarter of 2016 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-888-428-9490 (Conference ID #4111739.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit bit.ly/EFSCearnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

#     #    #

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations, and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words "anticipate," “expect,” and “intend” and variations of such words and similar expressions in this communication to identify such forward-

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2015 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Six Months ended
(in thousands, except per share data)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
EARNINGS SUMMARY
Net interest income	$33,783	$32,428	$32,079	$30,006	$29,280	$66,211	$58,325
Provision for loan losses - portfolio loans	716	833	543	599	2,150	1,549	3,730
Provision reversal for loan losses - purchased credit impaired loans	(336)	(73)	(917)	(227)	—	(409)	(3,270)
Noninterest income	7,049	6,005	6,557	4,729	5,806	13,054	9,389
Noninterest expense	21,353	20,762	22,886	19,932	19,458	42,115	39,408
Income before income tax expense	19,099	16,911	16,124	14,431	13,478	36,010	27,846
Income tax expense	6,747	5,886	5,445	4,722	4,762	12,633	9,784
Net income	$12,352	$11,025	$10,679	$9,709	$8,716	$23,377	$18,062

Diluted earnings per share	$0.61	$0.54	$0.52	$0.48	$0.43	$1.16	$0.90
Return on average assets	1.33%	1.22%	1.20%	1.13%	1.06%	1.27%	1.11%
Return on average common equity	13.57%	12.46%	12.14%	11.38%	10.56%	13.02%	11.16%
Return on average tangible common equity	14.91%	13.74%	13.43%	12.65%	11.77%	14.34%	12.47%
Net interest margin (fully tax equivalent)	3.93%	3.87%	3.91%	3.77%	3.85%	3.90%	3.88%
Efficiency ratio	52.29%	54.02%	59.23%	57.38%	55.46%	53.13%	58.20%

CORE PERFORMANCE SUMMARY (NON-GAAP)[1]
Net interest income	$30,212	$29,594	$28,667	$27,087	$26,277	$59,806	$51,864
Provision for loan losses	716	833	543	599	2,150	1,549	3,730
Noninterest income	6,105	6,005	7,056	5,939	6,741	12,110	12,580
Noninterest expense	20,446	20,435	20,027	19,347	19,030	40,881	38,098
Income before income tax expense	15,155	14,331	15,153	13,080	11,838	29,486	22,616
Income tax expense	5,237	4,897	5,073	4,204	4,134	10,134	7,781
Net income	$9,918	$9,434	$10,080	$8,876	$7,704	$19,352	$14,835

Diluted earnings per share	$0.49	$0.47	$0.49	$0.44	$0.38	$0.96	$0.74
Return on average assets	1.07%	1.04%	1.13%	1.03%	0.93%	1.06%	0.91%
Return on average common equity	10.89%	10.66%	11.46%	10.41%	9.34%	10.78%	9.17%
Return on average tangible common equity	11.98%	11.76%	12.68%	11.56%	10.41%	11.87%	10.24%
Net interest margin (fully tax equivalent)	3.52%	3.54%	3.50%	3.41%	3.46%	3.53%	3.46%
Efficiency ratio	56.30%	57.40%	56.06%	58.58%	57.64%	56.85%	59.12%

[1] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Six Months ended
(in thousands, except per share data)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$37,033	$35,460	$35,096	$33,180	$32,352	$72,493	$64,503
Total interest expense	3,250	3,032	3,017	3,174	3,072	6,282	6,178
Net interest income	33,783	32,428	32,079	30,006	29,280	66,211	58,325
Provision for portfolio loans	716	833	543	599	2,150	1,549	3,730
Provision reversal for purchased credit impaired loans	(336)	(73)	(917)	(227)	—	(409)	(3,270)
Net interest income after provision for loan losses	33,403	31,668	32,453	29,634	27,130	65,071	57,865

NONINTEREST INCOME
Deposit service charges	2,188	2,043	2,025	2,044	1,998	4,231	3,854
Wealth management revenue	1,644	1,662	1,716	1,773	1,778	3,306	3,518
State tax credit activity, net	153	518	1,651	321	74	671	748
Gain on sale of other real estate	706	122	81	32	9	828	29
Gain on sale of investment securities	—	—	—	—	—	—	23
Change in FDIC loss share receivable	—	—	(580)	(1,241)	(945)	—	(3,209)
Other income	2,358	1,660	1,664	1,800	2,892	4,018	4,426
Total noninterest income	7,049	6,005	6,557	4,729	5,806	13,054	9,389

NONINTEREST EXPENSE
Employee compensation and benefits	12,660	12,647	11,833	11,475	11,274	25,307	22,787
Occupancy	1,609	1,683	1,653	1,605	1,621	3,292	3,315
FDIC clawback	—	—	—	298	50	—	462
FDIC loss share termination	—	—	2,436	—	—	—	—
Other	7,084	6,432	6,964	6,554	6,513	13,516	12,844
Total noninterest expense	21,353	20,762	22,886	19,932	19,458	42,115	39,408

Income before income tax expense	19,099	16,911	16,124	14,431	13,478	36,010	27,846
Income tax expense	6,747	5,886	5,445	4,722	4,762	12,633	9,784
Net income	$12,352	$11,025	$10,679	$9,709	$8,716	$23,377	$18,062

Basic earnings per share	$0.62	$0.55	$0.53	$0.49	$0.44	$1.17	$0.91
Diluted earnings per share	0.61	0.54	0.52	0.48	0.43	1.16	0.90

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
BALANCE SHEETS
ASSETS
Cash and due from banks	$50,370	$56,251	$47,935	$46,775	$49,498
Interest-earning deposits	60,926	50,982	47,222	81,115	51,298
Debt and equity investments	538,431	524,320	512,939	530,577	465,133
Loans held for sale	9,669	6,409	6,598	4,275	5,446

Portfolio loans	2,883,909	2,832,616	2,750,737	2,602,156	2,542,555
Less: Allowance for loan losses	35,498	34,373	33,441	32,251	31,765
Portfolio loans, net	2,848,411	2,798,243	2,717,296	2,569,905	2,510,790
Purchased credit impaired loans, net of the allowance for loan losses	47,978	53,908	64,583	72,397	76,050
Total loans, net	2,896,389	2,852,151	2,781,879	2,642,302	2,586,840

Other real estate[1]	4,901	9,880	8,366	1,575	1,933
Other real estate covered under FDIC loss share[1]	—	—	—	6,795	7,909
Fixed assets, net	14,512	14,812	14,842	14,395	14,726
State tax credits, held for sale	44,918	45,305	45,850	48,207	42,062
FDIC loss share receivable	—	—	—	8,619	10,332
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	2,589	2,832	3,075	3,323	3,595
Other assets	108,626	116,629	109,443	98,249	101,972
Total assets	$3,761,665	$3,709,905	$3,608,483	$3,516,541	$3,371,078

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$753,173	$719,652	$717,460	$691,758	$658,258
Interest-bearing deposits	2,275,063	2,212,094	2,067,131	2,122,205	2,033,300
Total deposits	3,028,236	2,931,746	2,784,591	2,813,963	2,691,558
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	78,000	130,500	110,000	75,000	73,000
Other borrowings	200,362	193,788	270,326	194,684	188,546
Other liabilities	26,631	37,680	35,930	32,524	28,737
Total liabilities	3,390,036	3,350,521	3,257,654	3,172,978	3,038,648
Shareholders' equity	371,629	359,384	350,829	343,563	332,430
Total liabilities and shareholders' equity	$3,761,665	$3,709,905	$3,608,483	$3,516,541	$3,371,078

[1]Due to termination of the Company's loss share agreements with the FDIC in the fourth quarter of 2015, Other real estate covered under FDIC loss share was reclassified to Other real estate.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
LOAN PORTFOLIO
Commercial and industrial	$1,540,457	$1,544,980	$1,484,327	$1,365,422	$1,329,303
Commercial real estate	799,352	773,535	771,023	750,001	759,893
Construction real estate	171,778	175,324	161,061	152,099	149,854
Residential real estate	211,155	202,255	196,498	188,985	185,587
Consumer and other	161,167	136,522	137,828	145,649	117,918
Total portfolio loans	2,883,909	2,832,616	2,750,737	2,602,156	2,542,555
Purchased credit impaired loans	56,529	63,477	74,758	83,736	87,644
Total loans	$2,940,438	$2,896,093	$2,825,495	$2,685,892	$2,630,199

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$753,173	$719,652	$717,460	$691,758	$658,258
Interest-bearing transaction accounts	628,505	589,635	564,420	529,052	507,889
Money market and savings accounts	1,124,528	1,161,610	1,146,523	1,136,557	1,014,481
Brokered certificates of deposit	166,507	157,939	39,573	86,147	124,170
Other certificates of deposit	355,523	302,910	316,615	370,449	386,760
Total deposit portfolio	$3,028,236	$2,931,746	$2,784,591	$2,813,963	$2,691,558

AVERAGE BALANCES
Portfolio loans	$2,868,430	$2,777,456	$2,631,256	$2,540,948	$2,482,291
Purchased credit impaired loans	59,110	69,031	77,485	85,155	92,168
Loans held for sale	6,102	4,563	5,495	4,255	6,605
Debt and equity investments	528,120	514,687	521,679	475,180	463,808
Interest-earning assets	3,506,801	3,413,792	3,304,827	3,201,181	3,096,294
Total assets	3,734,192	3,641,308	3,528,423	3,416,716	3,310,578
Deposits	2,931,888	2,811,209	2,832,313	2,788,245	2,667,640
Shareholders' equity	366,132	355,980	348,908	338,368	330,999
Tangible common equity	333,093	322,698	315,380	304,583	296,931

YIELDS (fully tax equivalent)
Portfolio loans	4.20%	4.19%	4.16%	4.16%	4.17%
Purchased credit impaired loans	30.07%	22.67%	24.79%	19.41%	18.33%
Total loans	4.72%	4.64%	4.75%	4.66%	4.68%
Debt and equity investments	2.28%	2.34%	2.27%	2.23%	2.26%
Interest-earning assets	4.30%	4.23%	4.27%	4.17%	4.24%
Interest-bearing deposits	0.47%	0.46%	0.48%	0.50%	0.52%
Total deposits	0.36%	0.34%	0.36%	0.39%	0.39%
Subordinated debentures	2.56%	2.47%	2.26%	2.19%	2.18%
Borrowed funds	0.35%	0.31%	0.24%	0.28%	0.29%
Cost of paying liabilities	0.50%	0.48%	0.50%	0.53%	0.54%
Net interest margin	3.93%	3.87%	3.91%	3.77%	3.85%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
ASSET QUALITY
Net charge-offs (recoveries)[1]	$(409)	$(99)	$(647)	$113	$672
Nonperforming loans[1]	12,813	9,513	9,100	9,123	17,498
Classified assets	87,532	73,194	67,761	62,679	61,722
Nonperforming loans to total loans[1]	0.44%	0.34%	0.33%	0.35%	0.69%
Nonperforming assets to total assets[2]	0.47%	0.52%	0.48%	0.30%	0.58%
Allowance for loan losses to total loans[1]	1.23%	1.21%	1.22%	1.24%	1.25%
Allowance for loan losses to nonperforming loans[1]	277.0%	361.3%	367.5%	353.5%	181.5%
Net charge-offs (recoveries) to average loans (annualized)[1]	(0.06)%	(0.01)%	(0.10)%	0.02%	0.11%

WEALTH MANAGEMENT
Trust assets under management	$897,322	$878,236	$872,877	$848,515	$889,616
Trust assets under administration	1,490,389	1,470,974	1,477,917	1,436,372	1,514,140

MARKET DATA
Book value per common share	$18.60	$17.98	$17.53	$17.21	$16.67
Tangible book value per common share	$16.95	$16.32	$15.86	$15.53	$14.96
Market value per share	$27.89	$27.04	$28.35	$25.17	$22.77
Period end common shares outstanding	19,979	19,993	20,017	19,959	19,947
Average basic common shares	20,003	20,004	20,007	19,995	19,978
Average diluted common shares	20,216	20,233	20,386	20,261	20,168

CAPITAL
Total capital to risk-weighted assets	12.16%	12.02%	11.85%	12.55%	12.68%
Tier 1 capital to risk-weighted assets	10.92%	10.77%	10.61%	11.30%	11.43%
Common equity tier 1 capital to risk-weighted assets	9.38%	9.20%	9.05%	9.59%	9.66%
Tangible common equity to tangible assets	9.08%	8.87%	8.88%	8.90%	8.94%

[1] Portfolio loans only
[2] Excludes Other real estate covered under FDIC loss share agreements, except for inclusion in total assets. Beginning with the quarter ended December 31, 2015, Other real estate covered by FDIC loss share agreements is zero due to termination of the agreements.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Six Months ended
(in thousands)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
CORE PERFORMANCE MEASURES
Net interest income	$33,783	$32,428	$32,079	$30,006	$29,280	$66,211	$58,325
Less: Incremental accretion income	3,571	2,834	3,412	2,919	3,003	6,405	6,461
Core net interest income	30,212	29,594	28,667	27,087	26,277	59,806	51,864

Total noninterest income	7,049	6,005	6,557	4,729	5,806	13,054	9,389
Less: Change in FDIC loss share receivable	—	—	(580)	(1,241)	(945)	—	(3,209)
Less (plus): Gain (loss) on sale of other real estate from PCI loans	705	—	81	31	10	705	(5)
Less: Gain on sale of investment securities	—	—	—	—	—	—	23
Less: Other income from PCI assets	239	—	—	—	—	239	—
Core noninterest income	6,105	6,005	7,056	5,939	6,741	12,110	12,580

Total core revenue	36,317	35,599	35,723	33,026	33,018	71,916	64,444

Provision for portfolio loans	716	833	543	599	2,150	1,549	3,730

Total noninterest expense	21,353	20,762	22,886	19,932	19,458	42,115	39,408
Less: FDIC clawback	—	—	—	298	50	—	462
Less: FDIC loss share termination	—	—	2,436	—	—	—	—
Less: Other expenses related to PCI loans	325	327	423	287	378	652	848
Less: Executive severance	332	—	—	—	—	332	—
Less: Other non-core expense	250	—	—	—	—	250	—
Core noninterest expense	20,446	20,435	20,027	19,347	19,030	40,881	38,098

Core income before income tax expense	15,155	14,331	15,153	13,080	11,838	29,486	22,616
Core income tax expense	5,237	4,897	5,073	4,204	4,134	10,134	7,781
Core net income	$9,918	$9,434	$10,080	$8,876	$7,704	$19,352	$14,835

Core diluted earnings per share	$0.49	$0.47	$0.49	$0.44	$0.38	$0.96	$0.74
Core return on average assets	1.07%	1.04%	1.13%	1.03%	0.93%	1.06%	0.91%
Core return on average common equity	10.89%	10.66%	11.46%	10.41%	9.34%	10.78%	9.17%
Core return on average tangible common equity	11.98%	11.76%	12.68%	11.56%	10.41%	11.87%	10.24%
Core efficiency ratio	56.30%	57.40%	56.06%	58.58%	57.64%	56.85%	59.12%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$34,227	$32,887	$32,546	$30,437	$29,691	$67,114	$59,158
Less: Incremental accretion income	3,571	2,834	3,412	2,919	3,003	6,405	6,461
Core net interest income	$30,656	$30,053	$29,134	$27,518	$26,688	$60,709	$52,697

Average earning assets	$3,506,801	$3,413,792	$3,304,827	$3,201,181	$3,096,294	$3,460,296	$3,072,188
Reported net interest margin	3.93%	3.87%	3.91%	3.77%	3.85%	3.90%	3.88%
Core net interest margin	3.52%	3.54%	3.50%	3.41%	3.46%	3.53%	3.46%

	At the Quarter ended
(in thousands)	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
COMMON EQUITY TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$371,629	$359,384	$350,829	$343,563	$332,430
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities	958	1,048	759	820	887
Less: Unrealized gains	5,517	3,929	218	2,973	1,249
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	58	58	58	58	58
Total tier 1 capital	389,978	379,231	374,676	364,594	355,118
Less: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Less: Other	35	35	23	23	23
Common equity tier 1 capital	$334,843	$324,096	$319,553	$309,471	$299,995

Total risk-weighted assets	$3,570,437	$3,521,433	$3,530,521	$3,227,605	$3,106,041

Common equity tier 1 capital to risk-weighted assets	9.38%	9.20%	9.05%	9.59%	9.66%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$371,629	$359,384	$350,829	$343,563	$332,430
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	2,589	2,832	3,075	3,323	3,595
Tangible common equity	$338,706	$326,218	$317,420	$309,906	$298,501

Total assets	$3,761,665	$3,709,905	$3,608,483	$3,516,541	$3,371,078
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	2,589	2,832	3,075	3,323	3,595
Tangible assets	$3,728,742	$3,676,739	$3,575,074	$3,482,884	$3,337,149

Tangible common equity to tangible assets	9.08%	8.87%	8.88%	8.90%	8.94%